SEVENTH AMENDMENT TO

ASSET PURCHASE AGREEMENT

This Seventh Amendment to Asset Purchase Agreement (this “Amendment”), is dated as of September 22, 2006, by and between CENTURY REALTY TRUST, BEECH GROVE APARTMENTS, L.P., CENTURY REALTY PROPERTIES, L.P., HAMPTON COURT APARTMENTS, L.P., CHARTER OAKS ASSOCIATES, LLC, SHEFFIELD SQUARE APARTMENTS, L.P., BARCELONA APARTMENTS, L.P., and WEST WIND TERRACE APARTMENTS, L.P. (collectively, “Seller”) and BUCKINGHAM PROPERTIES, INC. (“Purchaser”).

RECITALS:

A.

Seller and Purchaser entered into that certain Asset Purchase Agreement, dated as of March 17, 2006 (as heretofore amended, the “Agreement”), with respect to the purchase and sale of several apartment communities and commercial buildings located in the State of Indiana.

B.

Seller and Purchaser now desire to further amend the Agreement as more particularly set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1.

Outside Closing Date.

A.

In Section 25(c) of the Agreement, the three occurrences of "September 25, 2006" are hereby deleted and replaced with "October 25, 2006".

B.

The following is hereby added to the end of Section 25(c):  "Notwithstanding anything to the contrary in this Section 25(c), in the event that, by October 24, 2006, the Department of Housing and Urban Development has not approved the 'Transfer of Physical Assets' with respect to those Properties listed on Exhibit D and the assumption of the Mortgages in connection therewith, Seller and Purchaser agree to execute an amendment extending the October 25, 2006 date in this paragraph to such later date as may be reasonably required to obtain such approval."

2.

Purchase Price Allocations.

A.

The last two sentences of Section 1(a) of the Agreement are hereby deleted and replaced with the following:

"Sellers and Purchaser acknowledge and mutually agree that the portion of the Purchase Price that will be allocated for Charter Oaks Apartments, Barcelona Apartments, Beech Grove Apartments, Hampton Court Apartments, Sheffield Square Apartments and West Wind Terrace Apartments (collectively, the "Allocated Properties") shall be as shown on Exhibit A.  Sellers and Purchaser further acknowledge and mutually agree that the portion of the Purchase Price that will be allocated for the Personal Property at each of the Allocated Properties shall be as shown on Exhibit B.  In the event that both parties are required to file an Internal Revenue Service Form 8594, the parties shall use good faith efforts to agree upon allocations for the purpose of such form."

B.

On Exhibit A, the dollar values under the "Purchase Price" column are hereby deleted except for the values corresponding to the Allocated Properties.

C.

On Exhibit B, the dollar values under the "Allocation of Purchase Price" column are hereby deleted except for the values corresponding to the Allocated Properties.

3.

No Other Changes.  Except as modified by this Amendment, the Agreement shall remain in full force and effect. If there is a conflict between the terms of this Amendment and the terms of the Agreement, then the terms of this Amendment shall govern.

4.

Execution in Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement.  To facilitate delivery of this agreement, the parties may deliver and exchange counterparts of this Amendment by telephone facsimile or by e-mail, with the same force and effect as an original.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amendment to Asset Purchase Agreement as of the day and year first written above.

PURCHASER: Buckingham Properties, Inc. By: /s/Bradley B. Chambers Bradley B. Chambers, President
SELLER: Century Realty Trust By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President and Chief Executive Officer	Beech Grove Apartments, L.P. By CR Management, Inc., G.P. By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President
Century Realty Properties, L.P. By: Century Realty Trust, G.P. By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President	Hampton Court Apartments, L.P. By: CR Management, Inc., G.P. By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President
Charter Oaks Associates, LLC By: Century Realty Trust Managing Member By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President	Sheffield Square Apartments, L.P. By: CR Management, Inc., G.P. By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President
Barcelona Apartments, L.P. By: CR Management, Inc., G.P. By: /s/John I. Bradshaw, Jr. John I Bradshaw, Jr. President	West Wind Terrace Apartments, L.P. By: CR Management, Inc., G.P. By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President